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                                                                      Exhibit 99

[ANALYTICAL SURVEYS LOGO]                                            P R E S S
                                                                   R E L E A S E


CONTACTS:     Analytical Surveys, Inc.      Pfeiffer High Public Relations, Inc.
              Norman Rokosh                 Geoff High
              Chief Executive Officer       303/393-7044
              nrokosh@anlt.com              geoff@pfeifferhigh.com


         ANALYTICAL SURVEYS ANNOUNCES CORPORATE HEADQUARTERS RELOCATION


INDIANAPOLIS, Indiana -- November 25, 2002 - Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a provider of customized data conversion and digital mapping services for the geographic information systems (GIS) and related spatial data markets, announced today that its corporate headquarters will be relocated to San Antonio, Texas, one of the Company's two principal operating centers effective January 1, 2003. ASI, however, also plans to maintain an office in Indianapolis.

"Relocation of the corporate offices to San Antonio is a strategic move designed to give the executive team closer proximity to production," stated Norman Rokosh, CEO of ASI. "This relocation will allow us to strengthen internal communications, maximize the efficiency of our operating solution centers and ultimately improve customer service."

ASI's IDS software product company, a provider of advanced, cost-effective solutions for sharing geospatial data, will maintain its operations in Indianapolis, Indiana, and will be managed from ASI's other principal solution center located in Waukesha, Wisconsin.

In other news, Michael Renninger, ASI's Chief Financial Officer, will resign his position effective December 15, 2002. Mr. Renninger has chosen to pursue other career opportunities outside the GIS industry.

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"We appreciate the contributions Mike has made to our finance and administration groups over the past two and a half years and wish him well in his new endeavors," Rokosh said. The Company has commenced a search and is currently interviewing replacement candidates for the CFO position.

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. In addition to corporate offices in Carmel, Indiana, ASI maintains facilities in Wisconsin and Texas. For more information, visit WWW.ANLT.COM.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding ASI's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to ASI on the date of this press release, and ASI assumes no obligation to update any such forward-looking statements. ASI's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in ASI's Annual Report on Form 10-K.

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